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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-124228) of our reports dated April 21, 2005 relating to the financial statements of Maidenform Brands, Inc., which appear in such Registration Statement. We also consent to the use of our report dated April 21, 2005 relating to the financial statement schedule, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
July 21, 2005

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  Exhibit 23.1